|	NEWS
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Ford Fusion, Edge Achieve Best-Ever April Sales;
Explorer, F-Series Net Best April Sales in Five-Plus Years

•	Ford Fusion, Edge set all-time April records with 21,610 and 10,520 sales, respectively

•	Explorer reported its best April sales since 2005 with 13,419 vehicles sold

•	F-Series sales up 4 percent in April with 47,453 trucks sold, representing its best April sales since 2007; EcoBoost accounted for 43 percent of F-150 retail sales

•	Ford Motor Company April U.S. sales totaled 180,350, compared with 189,778 last year - a

•	5 percent decline

DEARBORN, Mich., May 1, 2012 - U.S. sales of some of Ford Motor Company's most fuel-efficient vehicles grew again in April, with the Ford Fusion and Edge setting all-time April records, Explorer reporting its best April sales since 2005 and F-Series sales reaching its best April sales since 2007.

“Strong demand for fuel-efficient vehicles continues,” said Ken Czubay, vice president, U.S. Marketing, Sales and Service. “J.D. Power research shows fuel economy is the top reason for purchasing new cars this year. Ford is seeing this firsthand with strong sales of our most fuel-efficient vehicles, including a 77 percent increase in vehicles with EcoBoost engines in April.”

Fusion set an April record with 21,610 sales. Focus sales were up 13 percent for the month, totaling 19,425 cars. Year-to-date Focus sales are up 57 percent, marking the strongest start for Focus since 2001.

Edge also set an April record with 10,520 sales. Year-to-date sales are up 6 percent with 43,428 Edges sold. Explorer enjoyed its best April since 2005 with 13,419 sales. Year-to-date Explorer sales totaled 47,037, up 12 percent.

Ford F-Series, America's best-selling pickup for 35 years, grew sales 4 percent in April with 47,453 trucks sold - its best April since 2007. EcoBoost accounted for 43 percent of F-150 retail sales in April. F-Series sales are up 11 percent through April with 191,280 vehicles sold.

Overall, Ford Motor Company posted 5 percent lower volume in April.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Erich Merkle
Ford North America
313.806.4562
emerkle2@ford.com

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